October 11, 2024

Northern Lights Variable Trust

225 Pictoria Drive, Suite 450
Cincinnati, OH 45246

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 283 to the Registration Statement, File Nos. 333-131820 and 811-21853 (the “Registration Statement”), of Northern Lights Variable Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the shares of the series listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 283 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

PS/AD

EXHIBIT A

1.	Astor Long/Short ETF Portfolio
2.	Astor Macro Alternative Portfolio
3.	Bain Capital Equity Opportunities Fund
4.	BTS Tactical Fixed Income VIT Fund
5.	Donoghue Forlines Dividend VIT Fund
6.	Donoghue Forlines Momentum VIT Fund
7.	TOPS® Aggressive Growth ETF Portfolio
8.	TOPS® Balanced ETF Portfolio
9.	TOPS® Conservative ETF Portfolio
10.	TOPS® Growth ETF Portfolio
11.	TOPS® Hedged Equity Conservative Growth ETF Portfolio
12.	TOPS®F Hedged Equity Growth ETF Portfolio
13.	TOPS® Hedged Equity Moderate Growth ETF Portfolio
14.	TOPS® Moderate Growth ETF Portfolio
15.	TOPS® Managed Risk Balanced ETF Portfolio
16.	TOPS® Managed Risk Moderate Growth ETF Portfolio
17.	TOPS® Managed Risk Flex ETF Portfolio
18.	TOPS® Managed Risk Growth ETF Portfolio